File No.  33-22970
                                                               Filed pursuant to
                                                              Rule 424(b)(3) and
                                                                     Rule 424(c)


PROSPECTUS SUPPLEMENT NO. 4
(To Prospectus dated September 16, 1996)


                                 298,269 Shares


                                  PepsiCo, Inc.

                                  CAPITAL STOCK
                        (Par Value 1-2/3 Cents Per Share)


         This Prospectus Supplement supplements the accompanying Prospectus and relates to an aggregate of 298,269 shares of Capital Stock, par value 1-2/3 cents per share ("Capital Stock"), of PepsiCo, Inc. ("PepsiCo"), offered by or for the account of certain non-employee directors of PepsiCo (the "Selling Stockholders") in order to permit such person to sell or otherwise dispose of such securities from time to time. Certain information concerning the Selling Stockholders and their ownership of PepsiCo Capital Stock is set forth in this Prospectus Supplement under the caption "SELLING STOCKHOLDERS".


             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS
                   THE COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


         No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by PepsiCo. Neither this Prospectus Supplement nor the accompanying Prospectus constitutes an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Neither delivery of this Prospectus Supplement or the accompanying Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.




            The date of this Prospectus Supplement is April 27, 2000

         Set forth below is certain information with respect to the Selling Stockholders, which information supersedes in its entirety the information under the heading "Selling Stockholders" in the accompanying Prospectus.

                              SELLING STOCKHOLDERS

         Each of the Selling Stockholders has been a director of PepsiCo since April 1997, except for Messrs. Arthur C. Martinez and Franklin D. Raines, who were elected to PepsiCo's Board in May 1999. The address for each Selling Stockholder is c/o PepsiCo, Inc., 700 Anderson Hill Road, Purchase, New York 10577.

--------------------------- ------------------ ------------------ ---------------------- ---------------
                                                    Shares/
                                                    Options              Shares/
                                Shares of         Previously             Options
                              Capital Stock        Received             Received           Total Shares
                              Beneficially      Pursuant to the        Pursuant to          of Capital
                                 Owned*              Plan           the Plan in 1999**     Stock Offered
--------------------------- ------------------ ------------------ ---------------------- ---------------

John F. Akers                   54,623              25,858              11,707                 37,565
Robert E. Allen                 17,119              13,368               1,951                 15,319
Peter Foy                       19,841               5,434              11,707                 17,141
Ray L. Hunt                     54,197              17,990              11,707                 29,697
Arthur C. Martinez              10,005                   0               8,005                  8,005
John J. Murphy                  33,988              28,437               1,951                 30,388
Franklin D. Raines              14,864                   0              13,864                 13,864
Sharon Percy Rockefeller        68,518              36,262               4,878                 41,140
Franklin A. Thomas              23,726              11,019              11,707                 22,726
P. Roy Vagelos                  66,333              24,626              11,707                 36,333
Arnold R. Weber                 51,971              43,164               2,927                 46,091
                              --------            --------             -------               --------
                               415,185             206,158              92,111                298,269
--------------------------- ------------------ ------------------ ---------------------- ---------------


* These figures represent the number of shares of PepsiCo Capital Stock beneficially owned by each non-employee director as of April 27, 2000, including the total number of shares, or currently exercisable options to purchase shares, of PepsiCo Capital Stock received under the Plan.

** These amounts reflect currently exercisable options and shares of stock which were granted in 1999.